Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Global Income
Fund (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on May 1, 2017. The purposes of the meeting were to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund:
Edith E. Holiday, Mary C. Choksi, J. Michael Luttig and Constantine
D. Tseretopoulos. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:



	Term Expiring 2020

	For		% of
	Outstanding
	Shares		% of
Shares
	Present

	Withheld		% of
	Outstanding
	Shares		% of
Shares
	Present
Edith E. Holiday	113,560,092	84.66%	97.66%	2,716,330	2.02%	2.34%
J. Michael Luttig	113,635,953	84.71%	97.73%	2,640,469	1.97%	2.27%
Constantine D. Tseretopoulos	113,546,111	84.64%	97.65%	2,730,311	2.04%
2.35%


	Term Expiring 2019
Mary C. Choksi	113,571,961	84.66%	97.67%	2,704,461	2.02%	2.33%

There were no broker non-votes received with respect to this item.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.


Shares
Voted	% of
Outstanding
Shares		% of
Shares
Present
For	113,799,107	84.83%	97.87%
Against	1,104,845	0.82%	0.95%
Abstain	1,372,458	1.02%	1.18%